Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Amendment No. 3 to Form S-1 Registration Statement of VoiceServe, Inc. of my report dated June 29, 2010 (except as to the fifth, sixth, seventh, and eighth paragraphs of Note 13, which are as of September 17, 2010), relating to the audits of the consolidated financial statements of VoiceServe, Inc. and subsidiaries for the years ended March 31, 2010 and 2009.

I also consent to the use of the firm’s name in the INTERESTS OF NAMED EXPERTS AND COUNSEL paragraph of the Registration Statement.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
April 1, 2011